UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

U.S. GoldMining Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-41690	37-1792147
(Commission File Number)	(IRS Employer Identification No.)

1188 West Georgia Street, Suite 1830

Vancouver, BC, Canada, V6E 4A2

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (604) 388-9788

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	USGO	The Nasdaq Stock Market LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 2, 2026, the Board of Directors of U.S. Goldmining Inc. (the “Company”), at recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously appointed John DeLucchi to fill the existing vacancy on the Board. Mr. DeLucchi was also appointed as Chair of the Audit Committee of the Board (the “Audit Committee”).

As previously reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2026, the Company received written notice from Nasdaq’s Listing Qualifications Department, on August 27, 2026, stating that, as a result of Aleksandra Bukacheva’s resignation and no longer serving as a member of the Board and the Audit Committee, the Company no longer complies with Nasdaq’s audit committee requirements set forth in Nasdaq Listing Rule 5605. The Company believes that as a result of the appointment of Mr. DeLucchi to the Board and as Chair of the Audit Committee, the Company has regained compliance with Nasdaq’s audit committee requirements set forth in Nasdaq Listing Rule 5605.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paragraph one of Item 3.01 is incorporated herein by reference.

Mr. DeLucchi, age 63 years old, served as President and CEO of Madison Group from 2020 to October 2026 and served as President and CEO of Madison Pacific Properties Inc. from 2023 to 2025. Prior to joining Madison Group, Mr. DeLucchi spent over 35 years with PricewaterhouseCoopers (“PwC”), including 21 years as Partner. During his tenure at PwC, he served as the Managing Partner for the British Columbia Region from 2009 to 2017 and was elected to the National Board of Directors of PwC Canada from 2018 to 2020. Mr. DeLucchi is a Fellow Chartered Professional Accountant (FCPA, FCA). In addition, he serves as a director of Madison Pacific Properties Inc. and has previously served on numerous community and public policy boards, including Canuck Place Children’s Hospice, Covenant House Vancouver, and the Business Council of British Columbia. Mr. DeLucchi holds a bachelor’s degree in business administration from Simon Fraser University.

There are no arrangements or understandings between Mr. DeLucchi and any other persons pursuant to which he was selected as a director. There are no transactions involving Mr. DeLucchi requiring disclosure under Item 404(a) of Regulation S-K.

Mr. DeLucchi will receive an annual cash retainer of US$10,000 for his service as a non-employee director, plus an additional US$2,500 annual retainer for serving as Chair of the Audit Committee. In addition, on November 2, 2026, upon the recommendation of the Compensation Committee of the Board, the Board granted Mr. DeLucchi a nonqualified stock option under the Company’s 2023 Long-Term Incentive Plan to purchase 10,000 shares of the Company’s common stock at an exercise price of $5.71 per share, equal to the closing trading price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The option has a term of five years from the date of grant and vests in four equal installments, with 25% vesting on the date of grant and an additional 25% vesting on each of the dates that are six, twelve, and eighteen months following the date of grant, subject to Mr. DeLucchi’s continued service with the Company through each applicable vesting date and to accelerated vesting upon a change in control of the Company. The Company entered into its standard indemnification agreement with Mr. DeLucchi.

The Company issued a press release announcing the appointment of Mr. DeLucchi, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	News Release, dated November 3, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2026	U.S. GOLDMINING Inc.

	By:	/s/ Tim Smith
	Name:	Tim Smith
	Title:	Chief Executive Officer